Letter of Agreement

By and between

Chugach Electric Association, Inc.  (Chugach)

and

International Brotherhood of Electrical Workers, Local 1547 (IBEW)

Representing

Office and Engineering Bargaining Unit

RE:  Contract Extension

Recognizing the changes in the electrical industry and the necessity to maintain Chugach’s financial health in light of the loss of wholesale revenues during the term of this Agreement; the parties mutually agree to the following extension of the current collective bargaining agreement set to expire on June 30, 2017.

Incorporation by Reference:

Chugach and IBEW agree that the terms and conditions of the current Collective Bargaining Agreement (“CBA”) between the parties which is scheduled to expire on June 30, 2013 including all Letters of Agreement, Letters of Understanding and/or Grievances Resolutions, including the 60/40 health insurance premium cost sharing and the 10 percent premium increase limitation in the January 20, 2010 Extension Agreement, shall continue in full force and effect until June 30, 2021, except where modified, added to or deleted by this Contract Extension Agreement.

Article 11 O&E:  Health and Welfare Cost Sharing shall continue to be modified by the following:

Effective each July 1, of this extension agreement, any increase in the total health and welfare premium will be paid 60 percent by the Employer and paid 40 percent by the employee.  Any increase in the total health and welfare premium will not exceed 10% of the total premium in effect on June 30 of that contract year.

In the event that a total monthly premium increase exceeds the established cap of ten percent (10%), the Union agrees to notify the Employer promptly.  To prevent a gap in health and welfare coverage for its employees, the Employer agrees to pay the shortfall in the monthly premium for up to 60 days, if necessary.  The Employer’s coverage of the premium shortfall will facilitate the time required for implementation of cost containment measures decided by the bargaining unit (i.e., movement of monies, benefit plan selection modifications, etc.)  If requested by the Union, the Employer agrees to meet and confer over the time and administrative steps necessary to implement the cost containment measures needed by the Union to meet the premium shortfall.

Wages

•	Effective, July 1, 2017, the base wage rates for all classifications shall increase by one and one half percent (1.5%).

•	Effective, July 1, 2018, the base wage rates for all classifications shall increase by the Anchorage CPI-U at no less than two percent (2.0%) and at no more than two and one half percent (2.5%).

•	Effective, July 1, 2019, the base wage rates for all classifications shall increase by the Anchorage CPI-U at no less than two percent (2.0%) and at no more than two and one half percent (2.5%).

•	Effective, July 1, 2020, the base wage rates for all classifications shall increase by three percent (3.0%).

Pension Contribution:

•	Effective, July 1, each year of the four year extension, the employer will add $.25 to the hourly pension contribution, for all bargaining units.

No other terms of the current (expiration June 30, 2017) Collective Bargaining Agreement are modified by this Letter of Agreement.  Upon ratification by the bargaining unit and approval of the Chugach Board of Directors, this Extension Agreement will become effective July 1, 2017 through June 30, 2021.

/s/ Mike Hodsdon	/s/ Lee D. Thibert
For IBEW: Mike Hodsdon,	For Chugach: Lee D. Thibert
Business Manager 3/30/17	Chief Executive Officer 3-24-17
Date	Date